Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

I-many Reports Second Quarter 2006 Financial Results

EDISON, N.J., July 31, 2006 — I-many, Inc. (NASDAQ:IMNY), the leading provider of advanced Contract Lifecycle Management (CLM) solutions for managing corporate commitments, reported financial results for the second quarter of 2006.

Highlights

•	Gross value of new software license contracts up 15% from prior quarter, highest level in four quarters

•	Unamortized software subscriptions increase 97% from Q2 2005

•	New customers include one of the nation’s largest managed health care providers, a leading professional staffing firm, and a high-tech Fortune 500 company

•	New subscriptions from existing customers include a top 25 Pharma company

•	2006 Guidance update: Sales on track, success of subscription offering adjusts net revenue forecast

GAAP Results

On a GAAP basis, net revenues for the quarter totaled $6.9 million, a decrease of 18% from $8.4 million reported in the second quarter of 2005. Net revenues exclude the portion of the gross value of license and service contracts booked during the quarter which the company cannot realize until future periods, like those related to the increasing number of multi-year software subscriptions. See the discussion of non-GAAP results, below.

Net loss for the quarter was $(0.09) per share, as compared to a loss of $(0.05) per share in the second quarter of 2005.

Quarter-end cash, restricted cash and short-term investments totaled $15.8 million, a decrease of 11% or $1.9 million from the end of the previous quarter, and 9% or $1.6 million from the end of the fiscal year ending December 31, 2005.

Non-GAAP Results

Management believes certain non-GAAP financial results may present a useful picture of the company’s progress as it continues to change its licensing mix to include more software subscriptions. This includes the gross value of license contracts signed during the quarter, which totaled $4.6 million and increased 15% from $4.0 million signed in the first quarter of 2006. This compares to $5.2 million signed in the same period a year ago.

These contracts raised the total amount of unamortized subscriptions to be recognized over the next five years to $12.9 million, an increase of 32% from $9.8 million reported at the end of the prior quarter, and an increase of 97% from $6.6 million at end of the second quarter 2005.

The combined amount of deferred revenue and unamortized subscriptions at June 30, 2006 was $25.3 million, an increase of 11% from $22.8 million in the prior quarter, and up 64% from $15.4 million at the end of the second quarter 2005.

Other Q2 2006 Highlights

Significant events during the second quarter 2006 included:

•	Six new license transactions for the quarter, four of which were subscriptions. Three were new customers, two of which were non-Life Sciences.

•	Health Net, Inc., one of the nation’s largest publicly traded managed health care providers, chose I-many Contract Manager™ and I-many Compliance Manager™ to manage its wide array of hospital and physician contracts, as well as its general procurement contracts. Health Net provides health benefits to approximately 6.3 million individuals in 27 states and the District of Columbia, and mental health benefits to approximately 7.3 million in all 50 states.

•	A Fortune 25 company that is the nation’s largest producer of consumer goods renewed its subscription to I-many’s leading I-many’s Contract Administration & Reporting System (CARS) for both its Consumer and Pharma divisions. They added an additional I-many CARS® license to accommodate a recent large acquisition, and their Pharma division renewed its licensing for I-many Medicaid™.

•	One of the nation’s top 25 pharmaceutical companies and an I-many customer since 2003, purchased a 5-year subscription agreement that renewed its license for I-many CARS and I-many Medicaid™, and added I-many Government Pricing™ and access to the I-many’s next generation platform – all to help it manage more than $2 billion in annual transactions.

•	After evaluating some 40 competitive products, a Fortune 500 company that is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis selected I-many Contract Manager™ to manage more than $5 billion in annual sales.

•	An S&P 500 company and market leader in developing, manufacturing and marketing generic pharmaceutical products purchased a connector to link its existing I-many CARS installation to SAP in order to better track some 140 products, the shipment of more than 12.5 billion dosages, and $1.2 billion in annual sales.

•	A nationwide professional staffing firm selected I-many Contract Manager to manage more than $800 million in staffing agreements.

•	I-many introduced a new version of I-many CARS, which speeds transaction reconciliation and facilitates Sarbanes-Oxley and TRICARE compliance. This contract administration and rebate solution offers a wide range of enhancements to expedite processes for pharmaceutical manufacturers and wholesalers.

•	I-many expanded globally to cover Southern Africa with a marketing partnership with Waymark Infotech. Waymark will resell and implement I-many Contract Lifecycle Management solution throughout 14 Countries in Southern Africa.

“We are excited to see our gross license sales climb some 15% from the previous quarter, the highest in four quarters, and well on track for the year,” said John A. Rade, I-many’s chairman and interim CEO and president. “While down from an unusually good Q2 2005, when we compare the same six-month period in 2005, we’re up 22%. However, the increasing popularity of our software subscription service offering requires us to revise our expectation for 2006 net revenue numbers, since subscriptions defer revenues to future periods that we would normally book in the current period as one-time sales.”

“As we’ve discussed in prior reports, subscriptions have clear benefits that make them worth pursuing,” said Rade. “Externally they expand our market to customers that find regular subscription payments an easier and more flexible implementation of CLM and, internally, they have the potential to provide I-many smoother and more predictable revenue growth. In addition to providing state-of-the-art CLM solutions, subscriptions help I-many remain competitive in the marketplace and increase customer loyalty, as evidenced by the continued improvement in license sales from both new and long-time customers.”

Continued Rade, “I should also note that the second quarter continued our progress in our LS business, including major subscription renewals. Meanwhile, the release of Version 4.1 of Contract Manager, which runs on our new ECMF platform, provides yet another highly valuable module to add to our Life Sciences Enterprise Contract Life Cycle Management Suite. This new version provides new and existing customers with additional features and functions to allow them to optimize their contracting functions.

“Applications developed on the ECMF platform are designed to not only provide the most powerful capabilities for our customers, but the inherent efficiencies of this state-of-the-art architecture make development and implementation easier and less costly. This is especially important as we maintain our aggressive development program and look to enter new vertical markets. We also expect these unique advantages to help us as we look for opportunities to eventually decrease R&D expense from the 35% of revenues recorded in 2005 to a figure approaching the industry average, or roughly 15-20% of revenue. Altogether, these factors should help I-many continue to leverage its dominant position in this fast-growing industry.”

2006 Guidance Update

The management of I-many has revised guidance for its fiscal year ending December 31, 2006, previously issued on January 31, 2006, due primarily to continued success of subscription offering and increased R&D expenditures.

Management previously forecasted the gross value of new license transactions in 2006 to be in excess of $14 million. Based on results for the second quarter 2006, with the gross value of new license transactions reaching the highest level in four quarters, management believes the company remains on course to achieve this forecast for the gross value of new license transactions. The forecast for recurring revenue from maintenance and support, hosting and subscription revenue is also unchanged, and expected to total approximately $16 million by the end of 2006.

As management stated in prior guidance, it is difficult to predict the mix of recognizable and deferred transactions the company will sign. Since the beginning of 2006, the value of unamortized subscriptions to be recognized over the next five years has increased $4.3 million to $12.9 million. This increase is more than double the amount added during the second half of 2005. Combined with other deferred revenue such as maintenance agreements, the total amount of deferred transactions has increased $4.7 million to $25.3 million during the first half of this year.

Based on these results and the trends demonstrated by customers to choose I-many’s subscription-based offering, which results in greater amounts of deferred revenue, management expects total recognized revenues to be within the range of $32 to $35 million. This compares to the previously forecasted range of $38 to $42 million, and actual 2005 results of $32.6 million.

Management revises its 2006 GAAP expense forecast to range from $45 to $47 million, with non-cash GAAP charges ranging from $2.5 to 3.0 million. This compares to the previous 2006 forecast of $44 to $46 million, including approximately $2.5 million of non-cash charges, and 2005 actual GAAP expense of $42.2 million and non-cash charges of $2.2 million. The increase in expense forecast is primarily related to R&D for accelerating development of the company’s next generation Life Science products, as well as expanding its professional services staff to meet current and future deployment requirements. Accordingly, management revises its 2006 year-end forecast for cash, restricted cash and cash equivalents to be between $10 and $12 million, as compared to $14 and $16 million that was previously forecasted. Management anticipates that the current level of cash and cash equivalents will be sufficient to meet the company’s anticipated needs for working capital and capital expenditures for the foreseeable future.

Management is including additional financial information in this press release and in its quarterly report on Form 10-Q that they believe will give shareholders additional insight into quarterly results. Following the income statement and balance sheet, management has included a table that shows the results for the second quarter 2006 compared to the comparable periods in 2005 for new license transactions, including subscription contracts, the recognition into reportable revenue of subscriptions and other deferred transactions, and the reconciliation of those numbers to total product revenue according to generally accepted accounting principles (“GAAP”).

Conference Call

I-many will hold its conference call to discuss second quarter 2006 results for the period ended June 30, 2006 on Tuesday, August 1, 2006, at 10:00 a.m. Eastern time.

The dial-in number for the conference call is 866-770-7146 or 617-213-8068, passcode 73746869. The call is also being webcast, which may be accessed via I-many’s web site at www.imany.com.

For those who cannot listen to the live broadcast, a replay of the call will be available from August 1, 2006, at 12:00 p.m. through August 8, 2006, at 11:59 p.m., and can be accessed by dialing 888-286-8010 or 617-801-6888, conference ID # 95359021.

Use of Non-GAAP Financial Information

The company supplements its GAAP financial statements with a non-GAAP quarterly and annual reconciliation of the gross value of license transactions to its reported GAAP product revenues. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. Management believes its inclusion can enhance an overall understanding of the company’s past operational performance and also its prospects for the future. This reconciliation of product revenues is made with the intent of providing both management and investors a more complete understanding of the revenue performance of the company, as opposed to GAAP revenue results, which do not include the impact of newly-executed subscription agreements and other deferred revenue arrangements that are material to the ongoing performance of the company’s business. This information quantifies the various components comprising current revenue, which in each quarter consists of revenues from licenses sold in current periods plus revenues deferred from prior periods, less revenue deferred from licenses sold in current periods. Management uses this information as a basis for planning and forecasting core business activity in future periods and believes it is useful in understanding our results of operations. The presentation of this additional revenue information is not meant to be considered in isolation or as a substitute for revenues reported in accordance with generally accepted accounting principles in the United States.

About I-many

I-many, Inc. is the leading provider of advanced Contract Lifecycle Management solutions for managing corporate commitments. Designed to extend beyond the traditional contract management capabilities, I-many ContractSphere® offers an end-to-end solution, from pre-contract processes and contract management to transaction compliance. Ultimately, this provides companies with the visibility and control needed to manage any type of commitment — from contracts and obligations to payments and collections. The result is increased revenue, minimized risk and dramatically reduced operating costs, which deliver improved profitability with hard return on investment. More than 280 customers across 21 industries worldwide have implemented and realized the value of I-many business solutions. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include: the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that current economic conditions will not improve as anticipated or will deteriorate; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; the risk that the company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Net Revenues:
Product	$505	$1,480	$2,075	$3,557
Services	6,390	6,886	12,438	13,743

Total net revenues	6,895	8,366	14,513	17,300

Operating expenses:
Cost of third-party technology	40	79	117	89
Cost of services	4,094	3,890	7,911	7,682
Amortization of acquired intangible assets	47	343	390	698
Sales and marketing	2,580	2,177	4,653	4,216
Research and development	3,163	2,886	6,141	5,932
General and administrative	1,364	1,149	2,677	2,293
Depreciation	190	207	361	387
Restructuring and other charges (credits)	36	(6)	44	(33)

Total operating expenses	11,514	10,725	22,294	21,264

Loss from operations	(4,619)	(2,359)	(7,781)	(3,964)

Other income, net	142	41	274	72

Net loss	($4,477)	($2,318)	($7,507)	($3,892)

Basic and diluted net loss per common share	($0.09)	($0.05)	($0.16)	($0.09)

Weighted average shares outstanding	47,152	43,637	46,915	43,252

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$15,311	$16,805
Accounts receivable	6,276	9,577
Other current assets	961	845

Total current assets	22,548	27,227
Property and equipment, net	1,372	1,188
Restricted cash	488	555
Other assets	124	122
Acquired intangible assets, net	323	713
Goodwill	8,667	8,667

Total assets	$33,522	$38,472

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$6,378	$5,618
Current portion of deferred revenue	12,982	12,194
Current portion of capital lease obligations	71	8

Total current liabilities	19,431	17,820
Deferred revenue, net of current portion	1,024	1,242
Other long-term liabilities	1,065	1,054

Stockholders’ equity	12,002	18,356

Total liabilities and stockholders’ equity	$33,522	$38,472

Reconciliation of Gross Value of License Bookings to Reportable Product Revenue

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
	(AMOUNTS IN THOUSANDS)
Gross value of license contracts sold:*
Health and Life Sciences	$3,772	$4,649	$7,229	$6,185
Industry Solutions	848	592	1,394	868

	4,620	5,241	8,623	7,053
Add product revenue recorded in current period from contracts sold in prior periods:
Health and Life Sciences—subscriptions	469	223	931	361
Health and Life Sciences—other deferrals	0	0	0	1,476
Industry Solutions—subscriptions	19	0	38	0

	488	223	969	1,837
Less value of license contracts sold in current period and deferred to future periods:
Health and Life Sciences	3,772	3,892	6,154	5,203
Industry Solutions	831	92	1,363	130

	4,603	3,984	7,517	5,333
Product revenue recorded:
Health and Life Sciences	469	980	2,006	2,819
Industry Solutions	36	500	69	738

	$505	$1,480	$2,075	$3,557

*	I-many has updated the definition of “Gross Value of License Contracts” signed to include first year maintenance and support sold with new traditional perpetual licenses. Management believes this presents a more comparable number to subscriptions that include maintenance and support as part of the subscription fee paid. The results have been updated with this definition for both the current and comparable periods.

Contact:

Kevin Harris, CFO

I-many, Inc.

732.452.1515

kharris@Imany.com

Investor Relations:

Liolios Group, Inc.

Ron Both/Geoffrey Plan

949.574.3860

ron@liolios.com/geoffrey@liolios.com